SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___ )

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [   ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

BADGER PAPER MILLS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No Fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BADGER PAPER MILLS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 11, 2004

To the Shareholders of Badger Paper Mills, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Badger Paper Mills, Inc. will be held on Tuesday, May 11, 2004, at 10:00 a.m., local time, at the Best Western Riverfront Inn, 1821 Riverside Avenue, Marinette, Wisconsin, for the following purposes:

1.	To elect two directors to hold office until the 2007 annual meeting of shareholders and until their successors are duly elected and qualified.

2.	To consider and act on any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The close of business on March 19, 2004, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors BADGER PAPER MILLS, INC.
/s/ William H. Peters William H. Peters Secretary

Peshtigo, Wisconsin
April 12, 2004

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

BADGER PAPER MILLS, INC.
200 West Front Street
Peshtigo, Wisconsin 54157-0149

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 11, 2004

        This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of Badger Paper Mills, Inc. (the “Company”) beginning on or about April 9, 2004, in connection with a solicitation of proxies by the Board for use at the Company’s annual meeting of shareholders to be held on Tuesday, May 11, 2004, at 10:00 a.m., local time, at the Best Western Riverfront Inn, 1821 Riverside Avenue, Marinette, Wisconsin, and all adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

        Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is first exercised by giving notice of such revocation to the Company in writing at or before the Annual Meeting.

        A proxy, in the enclosed form, when properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained in such proxy. The shares represented by executed but unmarked proxies will be voted: (i) “FOR” the two persons nominated by the Board for election as directors as referred to in this proxy statement and (ii) on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

        Only holders of record of the Company’s common stock, no par value (the “Common Stock”), as of the close of business on March 19, 2004 (the “Record Date”), are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 2,039,155 shares of Common Stock, each of which is entitled to one vote per share.

ELECTION OF DIRECTORS

        The Company’s Board currently consists of seven members. The Company’s By-Laws provide that the directors shall be divided into three classes, designated as Class I, II and III, respectively, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect two directors to Class II to hold office until the 2007 annual meeting of shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, shares represented by the proxies received will be voted in favor of the election as directors of the three persons named as nominees herein. The Board has no reason to believe that any of the listed nominees of the Board will be unable or unwilling to serve as a director if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

        Directors will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors. Inspectors of election appointed by the Board will tabulate votes.

        The following paragraphs set forth certain information, as of the Record Date, about the Board’s nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Class II, Term Expiring at the 2007 Annual Meeting

        Harold J. Bergman, 68, has served as a director of the Company since October 2000. Mr. Bergman was President of Riverside Paper Corporation in Appleton, Wisconsin from 1989 until his retirement in 1999. His extensive paper industry experience includes senior level positions with Little Rapids Corporation, American National Can and Mosinee Paper Corp. Mr. Bergman currently serves as a director of Outlook Group Corp., a printing, packaging and direct marketing company located in Neenah, Wisconsin, Integrated Paper Services, a provider of paper testing services to the paper industry located in Appleton, Wisconsin and CTI Paper USA, a paper converter located in Sun Prairie Wisconsin.

        John T. Paprocki, 53, has served as a director of the Company since March 2001. Since January 2001, Mr. Paprocki has served as principal consultant for Paprocki & Associates, an independent turnaround management consulting firm headquartered in Wausau, Wisconsin. As a part of one of his assignments, Mr. Paprocki served as Executive Vice President and Chief Financial Officer of Analysts International, Inc., a publicly traded information technology staffing and solutions company headquartered in Minneapolis, Minnesota, from October 2002 to October 2003.  He was Chief Operating Officer at Marquip, Inc. in Phillips, Wisconsin from November 1999 until January 2001. From 1994 to June 1996, he was Vice President and Chief Financial Officer of Medalist Industries, Inc. in Milwaukee, Wisconsin. Mr. Paprocki is a Certified Public Accountant, A Certified Management Accountant and a Certified Financial Manager.

        THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” BOTH OF THE NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” BOTH OF THE FOREGOING NOMINEES.

Directors Continuing in Office

Class III, Term Expiring at the 2005 Annual Meeting

        Mark D. Burish, 50, has served as a director of the Company since May 1997. Since 1984, Mr. Burish has been President of the Madison, Wisconsin law firm of Hurley, Burish & Milliken, S. C., the Company’s outside general counsel.

        James L. Kemerling, 64, has served as a director of the Company since March 1997. Mr. Kemerling became Chairman and Chief Executive Officer of Award Hardwood Floors, LLC, a manufacturer of engineered hardwood flooring located in Wausau, Wisconsin in November 2003. Mr. Kemerling continues to serve as President and Chief Executive Officer of Riiser Oil Company, Inc., a fuel oil and gasoline retailer in Wausau, Wisconsin where he has been employed since July 1999. Prior to his joining Riiser Oil Company, Inc., Mr. Kemerling was President of Mosinee Paper Corp from 1981 to 1988 and was a self-employed consultant. He also serves as a director of WPS Resources Corporation, a public utility holding company based in Green Bay, Wisconsin.

Class I, Term Expiring at the 2006 Annual Meeting

        L.        Harvey Buek, 62, has served as a director of the Company since May 1998. Mr. Buek is a consultant based in Everett, Washington, and served as the Company’s Interim President from March through July 1998. From January 1997 until March 1998, Mr. Buek was a self-employed consultant in Everett, Washington. From 1994 until December 1996, Mr. Buek was a consultant for Harris Group, Inc., an international engineering firm in Seattle, Washington. For 29 years prior to joining Harris Group, Inc., Mr. Buek was employed by Scott Paper Company in various positions, including service as Vice President-Everett (Washington) Operations from 1991 until his retirement in 1994.

        Ronald E. Swanson, 54, was appointed by the Board of Directors to fulfill the term vacated by Robert A. Olah in May 2003. Mr. Swanson joined the Company as President and Chief Executive Officer in May 2003, after having served since 1997 as a Senior Vice President at StoraEnso Corporation, formerly known as Consolidated Papers, Inc. Prior to joining Consolidated in 1989, Mr. Swanson held management positions at International Paper (Hammermill and Thilmany) and Weyerhauser. Mr. Swanson holds a Ph.D from the Institute of Paper Chemistry.

        William A. Raaths, 57, has served as a director of the Company since November 2000. Mr. Raaths was appointed Chief Executive Officer of Great Northern Corporation, a packaging manufacturer located in Appleton, Wisconsin in September 2002. From 1999 to 2002, Mr. Raaths served as President and Chief Executive Officer of Anchor Appetizer Group/McCain in Appleton, Wisconsin. His past paper industry experience includes service as President of Georgia Pacific Tissue, Executive Vice President-Chesapeake and President-Wisconsin Tissue Mills, Inc. from 1994 until 1999.

BOARD OF DIRECTORS

Independent Directors

        Of the seven directors currently serving on the Board, the Board has determined that Messrs. Paprocki, Kemerling, Raaths and Buek are “independent directors” as defined under the Nasdaq listing standards, and that Messrs. Kemerling, Raaths and Paprocki also meet the additional independence standards for Audit Committee members.

Committees, Meetings and Attendance

        The Board has standing Audit and Compensation Committees.

        The Audit Committee, which held two meetings in 2003, is responsible for reviewing (i) the scope of annual audit activities; (ii) professional services performed by auditors approved by the Board and (iii) the independence of such auditors. The Committee also reviews the Company’s annual financial statements and such other matters with respect to the Company’s accounting, auditing and financial reporting practices and procedures as the Committee may find appropriate or as have been brought to its attention. James L. Kemerling (Chairman), John T. Paprocki and William A. Raaths are the members of the Audit Committee. The Board has determined that Mr. Paprocki qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

        The Compensation Committee, which held one meeting in 2003, reviews executive compensation policies and also recommends from time to time to the Board compensation of the elected officers of the Company. Mark D. Burish (Chairman), Harold J. Bergman and L. Harvey Buek are the members of the Compensation Committee.

        The Board does not have a formal nominating committee because the entire Board participates in the director nomination process. The Board selects the director nominees to stand for election at the Company’s annual meetings of shareholders and to fill vacancies occurring on the Board. The Board will consider nominees recommended by shareholders provided that such nominations are made in writing and delivered or mailed to the Secretary of the Company not less than 120 days prior to the date of this proxy statement.

        The Board held five meetings in 2003. During 2003, each director attended at least 75% of the aggregate of the total meetings held by the Board and the total meetings held by all committees on which each such director served during 2003.

        Directors are expected to attend the Company’s annual meeting of shareholders each year. Six of the seven directors serving on the Board at the time of the Company’s 2003 annual meeting of shareholders attended that meeting.

Communications with the Board of Directors

        Shareholders may communicate with the Board by writing to the Secretary of the Company at Badger Paper Mills, Inc., c/o the Board of Directors (or at the shareholder’s option, c/o a specific director), 200 West Front Street, Peshtigo, Wisconsin 54157. The Secretary will ensure that this communication (assuming it is properly marked c/o the Board of Directors or c/o a specific director) is delivered to the Board or the specified director, as the case may be.

Director Compensation

        In 2003, each outside director received an annual retainer of $16,000, payable quarterly in shares of Common Stock with a fair market value of $2,000 plus $2,000 cash. On May 13, 2003, Harold Bergman was appointed Chairman of the Board. For his duties as Chairman of the Board, Mr. Bergman is entitled to an annual retainer of $25,000. Mr. Bergman has elected to defer collecting this retainer.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date by: (i) each director and nominee; (ii) the executive officers named in the Summary Compensation Table set forth below; (iii) all of the directors, nominees and executive officers named in the Summary Compensation Table as a group and (iv) each person or other entity known by the Company to own beneficially more than 5% of the Company’s Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned
Harold J. Bergman, Chairman of the Board, Director	8,514		*
L. Harvey Buek, Director	18,175	(1)	*
Mark D. Burish, Director	133,631	(2)	6.55%
James G. Davis, Vice President Sales and Marketing	4,500	(3)	*
James L. Kemerling, Director	17,053		*
Robert A. Olah	1,000		*
John T. Paprocki, Director	6,907		*
William H. Peters, Vice President, Chief Financial
Officer, Secretary and Treasurer	5,500	(4)	*
William A. Raaths, Director	8,614		*
All directors, nominees and executive officers as a
group (10 persons)	199,394	(5,6)	9.73%
Edwin A. Meyer, Jr	289,558	(7)	14.20%
James D. Azzar	276,864	(8)	13.58%
Donna M. Burish	112,598	(9)	5.52%

*	Denotes less than 1%.

(1)	Includes 5,000 shares of Common Stock that may be purchased under a currently exercisable stock option.

(2)	Includes 101,048 shares held by the Survivor’s Trust, effective December 8, 1999 (the “Trust”), for which Mr. Burish is sole trustee, and 1,400 shares owned by Mr. Burish’s spouse and minor children as to which Mr. Burish shares voting and dispositive power but disclaims beneficial ownership.

(3)	Represents shares of Common Stock that may be purchased under a currently exercisable stock option.

(4)	Includes 4,500 shares of Common Stock that may be purchased under a currently exercisable stock option.

(5)	In the aggregate, directors and executive officers have sole voting and dispositive power with respect to 96,946 shares; in the aggregate, directors and executive officers have shared voting and dispositive power with respect to 1,350 shares; and in the aggregate, directors and executive officers have sole voting and shared dispositive power with respect to 101,048 shares.

(6)	Includes shares of Common Stock that may be purchased under currently exercisable stock options as follows: Mr. Buek, 5,000 shares; Mr. Davis, 4,500 shares; Mr. Peters, 4,500 shares.

(7)	The beneficial ownership shown is the best information available to the Company as of the date of this proxy statement. Includes 251,564 shares held by the Edwin A. Meyer, Jr. and Gloria L. Meyer Revocable Living Trust, for which Mr. Meyer is co-trustee, and 37,994 shares as to which Mr. Meyer has voting rights but disclaims beneficial ownership. Mr. Meyer's address is 7255 Cortland Circle, Egg Harbor, Wisconsin 54209.

(8)	According to report of beneficial ownership on an amended Schedule 13D dated February 18, 1998, James D. Azzar, Bomarko, Inc. ("Bomarko") and Extrusions Division, Inc. ("EDI") (collectively referred to as the "Azzar Group") constitute a "group" with respect to the acquisition of Common Stock. Of the reported shares, 276,664 are owned by Bomarko, and 200 are owned by EDI. Mr. Azzar is deemed to beneficially own all of such shares in his capacity as chairman of the board, chief executive officer and director of, and investor in, Bomarko, and president, sole director and sole shareholder of EDI. Mr. Azzar's address is 208 Pioneer Club Road, East Grand Rapids, Michigan 49506. The address of Bomarko's principal office is North Oak Road, P. O. Box K, Plymouth, Indiana 46563. The address of EDI's principal office is 208 Pioneer Club Road, East Grand Rapids, Michigan 49506.

(9)	The beneficial ownership shown is the best information available to the Company as of the date of this proxy statement. Includes 101,048 shares held by the Trust for which Mrs. Burish is the sole beneficiary with complete withdrawal rights. Mrs. Burish's address is 352 Brown Avenue South, Peshtigo, Wisconsin 54157. Mrs. Burish is Mark D. Burish's mother.

EXECUTIVE COMPENSATION

Summary Compensation Information

        The following table sets forth certain information concerning the compensation that the Company paid for its last three fiscal years to its executive officers who earned over $100,000 combined base salary and bonus in 2003. The persons named in the table are sometimes referred to herein as “named executive officers.”

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Stock Options(#)(1)	All Other Compensation($)(2)
Ronald E. Swanson(3)	2003	$166,667	--	50,000 shares	$20,025
President and Chief
Executive Officer
Robert A. Olah(4)	2003	$89,584	--	--	$39,120
Former President and Chief	2002	$250,000	$129,673	--	$27,458
Executive Officer	2001	$119,391	$131,600	100,000 shares	$24,222
Chairman of the Board
James G. Davis(5)	2003	$143,910	--	2,500 shares	$12,233
Vice President-	2002	$105,300	$10,000	2,000 shares	$12,172
Sales and Marketing
William H. Peters(6)	2003	$137,500	--	2,500 shares	$10,966
Vice President,	2002	$131,000	$20,000	--	$14,735
Chief Financial Officer,	2001	$44,615	$13,095	2,000 shares	$144
Secretary and Treasurer

(1)	Consists of stock options awarded under the Badger Paper Mills, Inc. 1998 Stock Option Plan.

(2)	Consists of (a) payments made by the Company to Mr. Swanson under the Company’s Profit Sharing Plan and Trust for Non-Union Employees in the amount of $10,039 in 2003; (b) life insurance premiums paid by the Company for Mr. Swanson in the amount of $1,058 in 2003; (c) temporary living expenses of $8,928 in 2003; (d) payments made by the Company to Mr. Olah under the Company’s Profit Sharing Plan and Trust for Non-Union Employees in the amount of $15,755 in 2002 and $15,576 in 2001; (e) life insurance premiums paid by the Company for Mr. Olah in the amount of $738 in 2003 $2,088 in 2002 and $473 in 2001; (f) vacation paid in lieu of time off to Mr. Olah in the amount of $38,382 in 2003, $9,615 in 2002 and $8,173 in 2001; (g) payment made by the Company to Mr. Davis under the Company’s Profit Sharing Plan and Trust for Non-Union Employees in the amount of $8,255 in 2003 and $7,704 in 2002; (h) life insurance premiums paid by the Company for Mr. Davis in the amount of $1,197 in 2003 and $688 in 2002; (i) vacation paid in lieu of time off to Mr. Davis in the amount of $2,781 in 2003 and $3,780 in 2002; (j) payments made by the Company to Mr. Peters under the Company’s Profit Sharing Plan and Trust for Non-Union Employees in the amount of $7,691 in 2003 and $11,109 in 2002; (k) life insurance premiums paid by the Company for Mr. Peters in the amount of$1,143 in 2003 and $1,088 in 2002 and $144 in 2001; (l) vacation paid in lieu of time off to Mr. Peters in the amount of $2,132 in 2003 and $2,538 in 2002;

(3)	Mr. Swanson joined the Company as President and Chief Executive Officer in May 2003.

(4)	Mr. Olah joined the Company in July of 2001and resigned from the Company in May 2003.

(5)	Mr. Davis joined the Company as Vice President - Sales and Marketing in April 2002.

(6)	Mr. Peters joined the Company as Vice President and Chief Financial Officer in August 2001. He was elected Secretary and Treasurer in May 2002.

Stock Options

        The following table provides details regarding stock options granted to the named executive officers during fiscal year 2003 under the Badger Paper Mills, Inc. 1998 Stock Option Plan.

	Number of Securities Underlying Options	% of Total Options Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation (1)
Name	Granted (#)	Fiscal Year	($/share)	Date	5% ($)	10% ($)
Ronald E. Swanson	50,000	87.7%	$5.61	4/30/2013	$176,405	$447,045
James G. Davis	2,500	4.4%	$7.86	2/12/2010	$8,000	$18,642
William H. Peters	2,500	4.4%	$7.86	2/12/2010	$8,000	$18,642

(1)	This presentation is intended to disclose the potential value which would accrue to the optionee if the option were exercised the day before it would expire and value had appreciated at the compounded annual rate indicated in each column. These assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange Commission regarding executive compensation disclosure. These assumed rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of common stock.

        There were no stock option exercises by the named executive officers during fiscal year 2003. The following table sets forth the number of exercisable and unexercisable options held by the named executive officers at the end of 2003.

2003 Year-End Value Table

	Number of Shares Underlying Options at End of Fiscal 2003		Value of Unexercised In-the-Money Options at End of Fiscal 2003 (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald E. Swanson (2)	4,500	--	$0	$0
James G. Davis	--	50,000	$0	$0
William H. Peters	2,000	--	$3,600	$0
	2,500	--	$0	$0

(1)	Reflects the difference between the fair market value of the underlying shares of common stock at the end of fiscal 2003 and the various applicable exercise prices of the officers’ outstanding options. The dollar values do not reflect any options that had an exercise price in excess of the fair market value of the underlying shares at the end of fiscal 2003. The fair market value at the end of fiscal 2003 was $5.50, the closing sale price per share on December 31, 2003, the last trading day of the Company's fiscal year.

(2)	33.3% of the options vest and become exercisable on May 1, 2006, 33.3% of the options vest and become exercisable on May 1, 2007, 33.4% of the options vest and become exercisable on May 1, 2008.

Agreements with the Named Executive Officers

        The Company has an Employment Agreement with Ronald E. Swanson, the Company’s President and Chief Executive Officer, providing Mr. Swanson with an annual base salary of $250,000, an annual bonus based on the Company’s Pretax Income (as defined in the Employment Agreement) (three percent of the first $1.0 million of Pretax Income; five percent of the next $2.0 million of Pretax Income; and six percent of any Pretax Income above that level) and customary fringe benefits. The term of this Employment Agreement extends to April 30, 2006, but will automatically extend for an additional two-year term unless either party gives written notice of non-renewal at least six months prior to the natural expiration of the initial term. Mr. Swanson’s Employment Agreement entitles him to severance benefits equal to one year’s base salary if his employment is terminated (i) without cause or (ii) in the event of a change in control. The Employment Agreement contains additional provisions dealing with Mr. Swanson’s compensation in the event he remains as an employee of the Company following a change in control. As part of this Employment Agreement, Mr. Swanson has agreed not to solicit certain Company customers after his termination of employment with the Company for any reason for a period equal to his length of service as an employee of the Company (but not to exceed two years in any event).

Certain Relationships and Transactions

        Mark D. Burish, a director of the Company, is a partner at Hurley, Burish & Milliken, S.C., a law firm that the Company engaged in fiscal year 2003 to provide general corporate legal services.

        William A. Raaths, a director of the Company, is the Chief Executive Officer of Great Northern Corporation, from which the Company purchased packaging materials in 2003.

        James L. Kemerling, a director of the Company, is Chief Executive Officer of Riiser Oil Company, from which the Company purchased lubricating oils in 2003.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Board’s Compensation Committee is responsible for all compensation and benefits provided to the Company’s Chief Executive Officer, other executive officers and key employees. The following report explains the rationale underlying fundamental executive compensation decisions affecting the Company’s executive officers, including the named executive officers.

Overall Compensation Philosophy

        The Company’s program is designed to align compensation with Company performance, business strategy, Company values and management initiatives. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company’s success in meeting specified financial goals and the executive’s success in meeting specific performance goals.

        The Company’s overall compensation objectives provide a competitive total compensation program designed to: (1) attract and retain qualified executive talent, (2) motivate these executives to achieve the goals inherent in the Company’s business strategy and (3) maintain a performance oriented culture that fosters increased shareholder value. As an executive’s level of responsibility increases, a greater portion of total compensation is based on performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual’s compensation level from year to year.

        The compensation policy is as follows:

•	Base salaries are targeted at a level that allows the Company to attract, retain and motivate executive talent, with the framework for such decisions based on a review of the appropriate labor markets.

•	Incentive plans will be used so that key employees participate based on relevant Company and individual performance.

•	All compensation programs will be designed to add shareholder value.

        The Chief Executive Officer’s compensation is determined pursuant to the terms of his Employment Agreement. Pursuant to his Employment Agreement, Mr. Swanson’s annual base salary is $250,000. He also receives an annual bonus based on the Company’s Pretax Income (as defined in the Agreement) (three percent of the first $1.0 million of Pretax Income; five percent of the next $2.0 million of Pretax Income and six percent of any Pretax Income above that level). For 2003, Mr. Swanson did not receive a bonus. The Compensation Committee sets the policies for, reviews and approves the recommendations of management with respect to the compensation awarded to other executive officers and key employees.

        The key elements of the Company’s executive compensation program consist of base salary, annual bonus and long-term stock incentives. Senior executive compensation packages are increasingly weighted toward programs contingent upon the Company’s performance. As a result, actual compensation levels of senior executives in any particular year may vary within the range of compensation levels consistent with the competitive marketplace based on the Company’s actual performance. The Committee believes in offering compensation opportunities consistent with those in the Company’s industry; however, the most important considerations in determining annual compensation are the Company’s performance and individual contributions. A general description of the elements of the Company’s compensation package follows:

Base Salary

        Base salaries are determined initially by evaluating the responsibilities of the position, the experience of the individual and the salaries for comparable positions in the competitive marketplace. The Compensation Committee annually reviews each executive officer’s base salary. In determining salary adjustments for executive officers, the Committee considers various factors including the individual’s performance and contribution, the average compensation level for similar positions and the Company’s performance.

Bonus Program

        The Compensation Committee recognizes the importance of aligning executive compensation with the interests of the Company’s shareholders. Accordingly, the Company maintains an Executive Management and Officer Incentive Plan where bonuses are based on Company performance.

        The use of Company performance as a measure of bonus determinations ensures that such bonuses are paid only when the Company’s performance objectives are achieved. The use of individual performance as a measure for bonus determinations allows for the establishment of goals that each participant can best impact, which include, but are not limited to: profitability, sales growth, operational efficiency, organizational development or new business opportunities.

Long-Term Stock Incentives

        Long-term stock incentives are designed to encourage and create ownership of Company Stock by key executives, thereby promoting a close identity of interests between Company’s management and its shareholders. Another objective of long-term stock incentives is to encourage and reward executives for long-term strategic management and the enhancement of shareholder value. The Company currently is able to grant two forms of long-term stock incentives: stock options or restricted stock.

        Stock Options. Options under the Badger Paper Mills, Inc. 1998 Stock Option Plan and the 2002 Stock Option Plan are granted at the discretion of the Committee, with the size of grants varying based on several factors, including the executive’s level of responsibility. Stock options are granted with an exercise price determined by the Committee, provided that the exercise price of incentive stock options may not be less than 100% of the fair market value of a share of Common Stock on the date of grant, as such fair market value is determined by such methods or procedures established by the Board in accordance with the provisions of the Badger Paper Mills, Inc. 1998 Stock Option. Vesting terms vary based on the size of the award. The number of shares covered by grants generally reflects competitive industry practices.

        In February 2003, Mr. Davis and Mr. Peters each received an option to purchase 2,500 shares at an exercise price of $7.86 per share. In May 2003, Mr. Swanson received an option to purchase 50,000 shares at an exercise price of $5.61 per share.

        Restricted Stock. The Badger Paper Mills, Inc. 1998 Stock Option Plan and the 2002 Stock Option Plan also allows for the issuance of restricted stock. Under such Plan, grants are made to officers and other key employees and are subject to such restrictions as the Committee may impose, including any limitation on the right to vote such shares or receive dividends thereon. The Badger Paper Mills, Inc. 1998 Stock Option Plan limits the total number of shares of restricted stock that may be awarded to any individual participant in any fiscal year to 20,000 shares. The Badger Paper Mills, Inc. 2002 Stock Option Plan limits the total number of shares of restricted stock to that may be awarded to any individual participant in any fiscal year to 100,000 shares.

Compliance with Internal Revenue Code Section 162(m)

        It is anticipated that all 2003 compensation paid to executives will be fully deductible under Section 162(m) of the Internal Revenue Code. Accordingly, the Compensation Committee has determined that a policy with respect to qualifying the compensation paid to executive officers for deductibility is not necessary.

BADGER PAPER MILLS, INC.
BOARD OF DIRECTORS
COMPENSATION COMMITTEE

Mark D. Burish, Chairman
Harold J. Bergman
L. Harvey Buek

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is composed of three independent directors. The Audit Committee operates under a written charter that was adopted by the Board on May 19, 2000 and is attached to this proxy statement as Appendix A. The Audit Committee recommends to the Board the selection of the Company’s independent auditors.

        The Company’s management is responsible for the Company’s financial statements and reporting process, including the system of internal controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s 2003 Annual Report on Form 10-K with the Company’s management and independent auditors.

        The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Company’s independent auditors have provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with the Company’s independent auditors their independence.

        The Audit Committee met with the independent auditors, with and without the Company’s management present, to discuss the results of their audit, including their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

        In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

BADGER PAPER MILLS, INC.
BOARD OF DIRECTORS
AUDIT COMMITTEE

James L. Kemerling, Chairman
John T. Paprocki, Expert
William A. Raaths

PERFORMANCE INFORMATION

        The following graph compares on a cumulative basis changes during the past five years in (a) the total shareholder return on the Common Stock with (b) the total return on the Standard & Poor’s 500 Stock Index (the “Standard & Poor’s Index”) and (c) the total return on the S&P Paper Products Index (the “Paper Products Index”). Such changes have been measured by dividing (a) the sum of (i) the amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the price per share at the end of and the beginning of the measurement period, by (b) the price per share at the beginning of the measurement period. The graph assumes $100 was invested on December 31, 1998 in Common Stock, the Standard & Poor’s Index and the Paper Products Index.

[OBJECT OMITTED]

	Base Period	INDEXED RETURNS Years Ending
Company / Index	Dec98	Dec99	Dec00	Dec01	Dec02	Dec03
BADGER PAPER MILLS INC	100	65.63	30.47	53.13	90.49	68.75
S&P 500 INDEX	100	121.04	110.02	96.95	75.52	97.18
S&P 500 PAPER PRODUCTS	100	135.50	122.30	123.34	102.07	139.55

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s directors and executive officers to file reports concerning their ownership of Company equity securities with the Securities and Exchange Commission and the Company. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the fiscal year ended December 31, 2003, all its directors and executive officers complied with the Section 16(a) filing requirements except as follows: Mr. Buek failed to timely file one Form 4 in 2003 relating to one transaction.

MISCELLANEOUS

Independent Auditors

        Grant Thornton LLP has served as the independent auditors and audited the financial statements of the Company for the fiscal year ended December 31, 2003 and 2002. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting to answer appropriate questions and, if they so desire, to make a statement.

Independent Auditors’ Fees

        In connection with the years ended December 31, 2002 and 2003, Grant Thornton LLP, provided various audit and non-audit services to the Company and billed the Company for these services as follows:

	2003	2002
Audit Fees	$85,500	$72,425
Audit-Related Fees	10,500	9,600
Tax Fees	14,050	8,480
All Other Fees	--	--

	$110,050	$90,505

        Audit fees include fees for the audit of the Company’s annual financial statements and review of quarterly reports on Form 10-Q. Audit-related fees were for assurance and related services with respect to employee benefit plan audits. Tax fees were for services related to tax compliance, including the preparation of tax returns and tax planning.

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors on a case-by-case basis. Since 2002, the Audit Committee has approved 100% of the services described under Audit-Related Fees, Tax Fees and All Other Fees. The Audit Committee has considered whether the provision of the services described as Audit-Related Fees, Tax Fees and All Other Fees was compatible with maintaining the independence of Grant Thornton LLP and determined that such services did not adversely affect the independence of Grant Thornton LLP.

Shareholder Proposals

        Proposals which shareholders of the Company intend to present at and have included in the Company’s proxy statement for the 2005 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, as amended (“Rule 14a-8”), must be received by the Company no later than December 13, 2004. If the Company receives notice of a shareholder proposal that is submitted other than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to raise at the 2005 annual meeting of shareholders but do not intend to have included in the Company’s proxy statement for such meeting) after February 25, 2005, the persons named in proxies solicited by the Board for the 2004 annual meeting of shareholders may exercise discretionary voting power with respect to such shareholder proposal.

Delivery of Proxy Material to Households

        Pursuant to, and in accordance with, the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders, a single copy of the Company’s annual report to shareholders and this proxy statement. Upon oral or written request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. If you are a shareholder residing at a shared address and you would like to request an additional copy of the Company’s annual report to shareholders and/or this proxy statement (or to request to receive only one copy of the annual report to shareholders and proxy statement if you are currently receiving multiple copies) then you may notify the Company by calling (715) 582-4551 or sending a written request addressed to Secretary, Badger Paper Mills, Inc. 200 West Front Street, P.O. Box 149, Peshtigo, Wisconsin 54157-0149.

Other Matters

        The entire cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular employees of the Company. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

Additional Information

        The Company maintains a website with the address www.badgerpaper.com. Additional information regarding the Company can be found on this website. The Company is not including the information contained in the Company’s website as a part of, or incorporating it by reference into, this proxy statement.

        The Company has filed with the Securities and Exchange Commission an Annual Report on Form 10-K for its fiscal year ended December 31, 2003. The Company will provide a copy of its Form 10-K (without exhibits) without charge to each person who is a record or beneficial holder of shares of Common Stock on the Record Date and who submits a written request for it. Requests for copies of the Form 10-K should be addressed to Secretary, Badger Paper Mills, Inc. 200 West Front Street, P.O. Box 149, Peshtigo, Wisconsin 54157-0149.

By Order of the Board of Directors BADGER PAPER MILLS, INC.
/s/ William H. Peters William H. Peters Secretary

April 12, 2004

Appendix A

AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the corporation as defined by the Nasdaq Stock Market’s Independent Director and Audit Committee listing standards and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. The Board however may appoint one non-independent director to serve on the Audit Committee, provided the Board determines it to be in the best interest of the corporation and its shareholders and the Board discloses the reason for the determination in the Company’s next proxy statement. Under no circumstances however shall current employees, officers or their immediate family members serve on the Audit Committee.

Statement of Policy

The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee will:

1.	Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

2.	Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

A-1

3.	Review with the independent auditors, the Company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular area where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Audit Committee periodically should review Company policy statements to determine their adherence to the code of conduct.

4.	Review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

5.	Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

6.	Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

7.	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the corporation’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

8.	Review accounting and financial human resources and successions planning within the Company.

9.	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

10.	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

A-2

Proxy — Badger Paper Mills, Inc.

Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders May 11, 2004

The undersigned shareholder of Badger Paper Mills, Inc. hereby appoints Mark D. Burish and James L. Kemerling, and each of them, as the true and lawful proxies of the undersigned, each with power of substitution, to vote as designated on the reverse side hereof, all shares of Badger Paper Mills, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Badger Paper Mills, Inc., to be held at the Best Western Riverfront Inn, 1821 Riverside Avenue, Marinette, Wisconsin, on Tuesday, May 11, 2004, at 10:00 a.m., local time, and at any adjournment or postponement thereof.

The undersigned hereby revokes any other proxy heretofore executed by the undersigned for the Annual Meeting of Shareholders and acknowledges receipt of Notice of the Annual Meeting and the Proxy Statement.

The Board of Directors favors a vote FOR both of the persons nominated by the Board for election as Directors.

(Continued and to be signed on reverse side.)

Badger Paper Mills, Inc.

[ ]	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

Indicate your vote by marking the appropriate box with an “X.”

1.  Election of two directors to hold office until the 2007 Annual
Meeting of shareholders and until their successors are duly elected and qualified.

	For	Withhold
01 - Harold J. Bergman	[ ]	[ ]
02 - John T. Paprocki	[ ]	[ ]

The Board of Directors recommends a vote FOR the listed nominees.

2.  In the discretion of the proxies upon all such other business as may properly come before the meeting.

Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

The shares represented by this Proxy will be voted as directed above, but where no direction is indicated, the shares will be voted FOR both of the persons nominated by the Board in Item 1.

IMPORTANT: Please sign your name exactly as it appears on this proxy. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)